As filed with the Securities and Exchange Commission on February 17, 2015

Registration No. 333-184003

Registration No. 333-190739

Registration No. 333-193790

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-184003

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-190739

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-193790

TRULIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-2958261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

535 Mission Street, Suite 700
San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 648-4358

Trulia, Inc. 2005 Stock Incentive Plan

Trulia, Inc. 2012 Equity Incentive Plan

HouseValues, Inc. 1999 Stock Incentive Plan

Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan

(Full Titles of the Plans)

Scott Darling

Vice President and General Counsel

535 Mission Street, Suite 700

San Francisco, California 94105

(415) 648-4358

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Trulia, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-184003, registering 3,742,904 shares of common stock, par value $0.00001 per share of the Company (“Common Stock”), issuable under the Trulia, Inc. 2005 Stock Incentive Plan and 2,370,000 shares of Common Stock issuable under the Trulia, Inc. 2012 Equity Incentive Plan, as amended;

•	Registration Statement No. 333-190739, registering 415 shares of Common Stock issuable under the HouseValues, Inc. 1999 Stock Incentive Plan, 1,211,004 shares of Common Stock issuable under the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan, and 3,102,112 shares of Common Stock issuable under the Trulia, Inc. 2012 Equity Incentive Plan, as amended; and

•	Registration Statement No. 333-193790, registering 1,463,303 shares of Common Stock issuable under the Trulia, Inc. 2012 Equity Incentive Plan, as amended.

Effective February 17, 2015, pursuant to the Agreement and Plan of Merger, dated as of July 28, 2014, by and among Zillow, Inc. (“Zillow”), Zebra Holdco, Inc. and the Company, the Company was acquired by Zillow (the “Transaction”).

As a result of the Transaction, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 17th day of February, 2015.

TRULIA, INC.

By:	/s/ Scott Darling
Name:	Scott Darling
Title:	Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.